        Exhibit 16.1
October 2, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 2, 2023, of Porch Group, Inc. and are in agreement with the statements contained in the paragraphs 4 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP